Exhibit 99.1

For Immediate Release

Media Contact

Bill Ihle, Senior Vice President

Corporate Relations

541.864.2145

HARRY & DAVID OPERATIONS CORP. ANNOUNCE PENSION PLAN CHANGES

(Medford, Oregon. August 1, 2006) Harry & David Operations Corp. announced today that it will freeze the Employees’ Pension Plan, its defined benefit retirement plan, in June 2007 and will make its 401(k) plan the exclusive retirement savings vehicle at that time. The retirement plan freeze means that no employee enrolled in the defined benefit plan will accrue additional benefits after June 30, 2007, but no employee will lose benefits earned through June 30, 2007. This change is consistent with a growing national trend to move retirement plans to self-directed 401(k) plans and away from defined benefit retirement plans.

Company employees currently participating in the pension plan will continue to earn benefits over the next eleven months and on July 1, 2007, the plan will be frozen, but not terminated, for those who are already participants. The pension plan will pay and fund benefits earned through June 30, 2007, as defined within the plan document and consistent with federal retirement plan requirements.

This action to the Harry & David Pension Plan is similar to those made by many large and medium sized companies over the last 10-15 years. The plan has approximately 3,700 participants nationally. The company’s 401(k) plan matches every dollar contributed to the 401(k) plan up to 3% of pay and half of the next 2% that an employee contributes, up to the legal maximum.

Exhibit 99.1

“For the past decade, companies both big and small have been looking at their retirement benefits and migrating to 401(k) plans,” said Rudd Johnson, Executive Vice President of Human Resources. “These changes will give employees continued flexibility in managing their retirement assets and will provide the company with more predictable and manageable retirement costs while preserving participating employees retirement benefits earned through June 30, 2007.”

At the same time, the company announced a major effort to encourage employees to participate in the company sponsored

401(k) plan. In detailed letters distributed to employees, the company noted that by saving for retirement in the company-sponsored

401(k) plan, employees can reduce their taxable income, receive fully vested company contributions to their 401(k) account, and have the flexibility of managing and using their retirement assets.

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